EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of the 1st day of October, 2013 by and among Loton, Corp., a company organized and operating under the laws of Nevada (the “Company”) and Barry Regenstein (the “Employee”).

BACKGROUND

WHEREAS, the parties are entering into this Agreement in order to set forth the terms and conditions of the Employee’s services to the Company which will become effective on the date hereof (the “Effective Date”); and

WHEREAS, in light of the Employee’s experience and knowledge regarding the Company’s and industry-related matters, the Company wishes to retain the services of the Employee on the terms and conditions set forth herein and the Employee has agreed to be employed on such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Employment Period. The Company shall hire the Employee pursuant to the terms of this Agreement, and the Employee shall perform services as an employee of Company under this Agreement, for a term of two (2) months (the “Initial Term”), commencing on the Effective Date. Such Initial Term shall be renewed automatically for additional successive one (1)-month terms thereafter; provided that, notwithstanding the foregoing, the Company or the Employee may terminate this Agreement at any time and for any reason (or no reason). The period of time between the Effective Date and the termination of the Employee’s service relationship with the Company hereunder shall be referred to herein as the “Employment Period.”

2.	Services. During the Employment Period, the Employee shall perform services for (i) Company as Interim Chief Financial Officer. Employee shall have the normal duties, responsibilities and authority of a Chief Financial Officer of a public company of comparable size, subject to the power of the Board of Directors (the “Board”) to expand or limit such duties and responsibilities. The Employee may perform services under this Agreement at such times and in such manner as reasonably requested by the Board from time to time. During the Employment Period, the Employee will devote sufficient commercial business time, energy and efforts to his obligations hereunder and to the affairs of the Company.

3.	Compensation.

(a)	Base Compensation. During the Employment Period, the Employee shall be entitled to a salary of $25,000 per month.

(b)	Expenses. Upon presentation of appropriate documentation, the Employee shall be reimbursed, in accordance with Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Employee’s performance under this Agreement. The Employee shall submit a request for reimbursement as soon as practicable after each occasion for which reimbursement is requested together with receipts or other documentation substantiating each expense.

(c)	Bonus. The Employee shall receive a discretionary bonus payable by the Company on such terms as to be agreed by the Company and the Employee.

4.	Restrictive Covenants.

(a)	Proprietary Information. In performing under this Agreement, the Employee may acquire, receive, observe or generate, alone or jointly with others, information and/or material either that is confidential or proprietary information of the Company or its affiliates, or that is confidential or proprietary information of a third party in relation to which the Company is under an obligation of confidentiality (“Proprietary Information”). Proprietary Information includes all information that has or could have commercial value or other utility to the Company. Proprietary Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Proprietary Information by the Company. The Employee agrees not to disclose any Proprietary Information, including without limitation, Proprietary Information generated hereunder, to any third party or to use any Proprietary Information for any purpose other than performance under this Agreement.

(b)	Noncompetition. The Employee acknowledges that the services provided by Employee under this Agreement are of a unique nature and are irreplaceable, and that the Employee’s performance of such services to a competing business may result in irreparable harm to the Company. Accordingly, during the Employment Period, the Employee agrees not to, in any locale of any country in which the Company conduct business, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a business which is substantially the same as, or competitive with, a the Company or (ii) call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Company in order to compete with the Company.

(c)	Nonsolicitation; Noninterference. During the Employment Period and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s performance of services under this Agreement, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of their subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company’s or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.

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(d)	Nondisparagement. Neither the Company nor the Employee shall make negative comments or otherwise disparage the other or their affiliates or its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)	Enforcement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. In the event of any violation of the provisions of this Section 4, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(f)	Remedies. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

5.	Employee Representations. The Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Employee does not conflict with, breach, violate or cause a default under (i) any agreement, contract or instrument to which the Employee is a party, including, but not limited to, any employment, consulting, noncompetition, nonsolicitation, confidentiality or similar agreement or arrangement, or (ii) any judgment, order or decree to which the Employee is subject. The Employee acknowledges and understands that the Company has relied on the foregoing representations in entering into this Agreement.

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6.	Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 6, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other part (ies) hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, respectively or any subsidiary or affiliate of the Company.

7.	Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: Barry Regenstein If to the Company: Loton, Corp. 4751 Wilshire Boulevard, Third Floor Los Angeles, CA 90010 310-601-2500 Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.	Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.	Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

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10.	Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s services to the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California, the court of the United States of America for the Central District of California, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee, or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s services to the Company or any affiliate of the Company, or the Employee’s, the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 8 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

11.	Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 15 hereof shall survive any termination of the Employment Period or this Agreement.

12.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.	Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith

14.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged without the prior written consent of the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the Effective Date.

LOTON, CORP. By:/s/ Robert Ellin Name: Robert Ellin Title: Chief Executive Officer
EMPLOYEE /s/ Barry Regenstein Barry Regenstein